EXHIBIT 10.2

January 25, 2002

Gurdip Jande
2540 Eagle Run Drive
Weston, Florida 33327

Dear Gurdip:

I am pleased to offer you the position of Vice President of Marketing, with Larscom Incorporated. In this position you will report directly to me, and your annual base salary will be $215,000, payable $8269.23 biweeekly. As we discussed, this offer is contingent upon your successful meetings next week with three of our board members, Mike Milligan, Joe Smorada, and Des Wilson.

You will be eligible for a sign-on bonus of $30,000. If you should leave Larscom voluntarily within one year, you will be required to repay the sign-on bonus in full. For the year 2002, you will be eligible for an incentive bonus with a target equal to 30% of your annual salary. We will develop the specific elements of the bonus plan when you come aboard.

You will be eligible to participate in Larscom’s Incentive Stock Option Program. I am pleased to offer you 150,000 new hire stock option shares, subject to board approval. The option price will be the Fair Market Value on the day the allocation is approved by the Board of Directors.

You will also be eligible for a $100,000 interest free loan, grossed up for tax purposes at 40%, to be forgiven in equal increments over a 36-month period. For example, after 18 months, one half of the loan will be forgiven. If you should leave the Company voluntarily before the three-year anniversary of the loan, the amount not forgiven is to be paid back within six months of leaving the company. The total amount will be forgiven if termination is by the company as result of a layoff.

Larscom will also provide relocation assistance as follows:

•	Closing cost on your current residence, including commission expense not to exceed 6%

•	Closing costs on your new residence

•	Temporary living expenses for 60 days

•	Transportation of household goods

•	Certain expenses will be eligible for gross-up one time at 40%

Should you leave Larscom voluntarily within 12 months of your start date, you will be responsible for reimbursing Larscom for your relocation expenses.

As a full time employee of Larscom, you will also become eligible to participate in a number of the company sponsored benefits. Most of the benefits are effective on your date of hire. The enclosed packet contains descriptions of the benefits. Please read through the information and be prepared to enroll on your date of hire. If you have any questions about your benefits, please feel free to contact Marilyn Zuercher in our Human Resources Office (408) 941-4223.

Employment with Larscom is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations, which may be made to you, are superseded by this offer.

Upon acceptance of employment, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by myself as President of the company.

This employment offer is contingent on signing the Proprietary Information and Inventions Agreement, providing the Company with the required legal proof of your identity and authorization to work in the United States within three (3) working days from hire date, and satisfactory completion of a drug screen test and a background investigation.

A copy of the letter has also been included for your files. If not accepted, this offer will expire on Friday, February 1, 2002.

The entire team here at Larscom is looking forward to your joining us as we enter an exciting and potentially rewarding growth period. Upon acceptance of this offer, please designate a convenient start date.

Sincerely,

/s/    Daniel L. Scharre

Daniel Scharre
President and CEO

I accept this offer.

/s/    Gurdip Jande        1/30/02

Gurdip Jande                    Date

My start date will be:    2/11/02

                                             Date